UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material under §240.14a-12

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

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DIRTT Mails Letter to Shareholders and Proxy Statement; Launches Website Highlighting Company’s Momentum of Change Under Refreshed, Industry-Leading Board

•	Strongly recommends shareholders vote only the BLUE proxy FOR DIRTT’s nominees, in advance of the voting deadline on Friday, April 22, 2022, at 10:00 a.m. (MDT).

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Refreshed, highly qualified and strategically selected Board has repositioned DIRTT to improve its financial performance, enhance shareholder value and deliver future growth; a wholesale change will create significant risk .

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Based on feedback received and as part of its commitment to shareholder engagement and openness to efficiently resolving this proxy fight for the benefit of all, the Board is prepared to expand its size to eight members and include Mr. Aron English and another 22NW nominee.

•	Shareholders are encouraged to read the complete letter, which is available on SEDAR and on www.DIRTTmomentum.com.

•	For help voting, please contact Kingsdale Advisors at 1-866-851-2743 or contactus@kingsdaleadvisors.com.

CALGARY, Alberta, April 4, 2022 — DIRTT Environmental Solutions Inc. (“DIRTT” or the “Company”) (Nasdaq: DRTT, TSX: DRT), a global leader in industrialized construction that empowers organizations together with construction and design leaders to build high-performing, adaptable, interior environments, today announced it has mailed its definitive proxy statement and a related letter to shareholders ahead of its annual and special meeting of shareholders to be held on Tuesday, April 26, 2022 at 10:00 a.m. (MDT) (the “Meeting”).

The letter details the transformational change achieved under the leadership of the Company’s refreshed and deeply committed board of directors (the “Board”). It also informs shareholders about the unnecessary risk associated with a wholesale change of the Board as proposed by 22NW Fund, LP (“22NW”), along with their hazardous agenda to overtake the Company with no articulated plan. Nearly five months after waging a distracting and expensive proxy fight, 22NW has only recently publicly disclosed its plan—which is just a plan to create a plan.

Shareholders can read the full letter today at www.DIRTTmomentum.com and are encouraged to vote only the BLUE proxy FOR DIRTT’s qualified and experienced nominees: Todd W. Lillibridge, Michael T. Ford, Charlie Chiappone, Denise E. Karkkainen, Shauna R. King, James (Jim) A. Lynch and Diana R. Rhoten.

Highlights from DIRTT’s Letter to Shareholders

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Change is well underway and there is meaningful momentum. For more than eight months, the Board had been working with management to proactively respond to cash-flow concerns and excess capacity, and redirecting sales efforts based on a review of results and changing market.

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DIRTT is now becoming more focused, more strategic and more responsive to the changing market. In the last two months, the Board has replaced the CEO with an interim CEO, reduced operating expenses by 14%, revised the pricing strategy, reconfigured and rationalized DIRTT’s manufacturing footprint, completed an 18% reduction in salaried workforce, and strengthened relationships with partners.

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The Board is also sharpening the sales focus on high-margin products, continuing its ongoing expansion of strategic account initiatives, and streamlining how the Company goes to market and rebranding and repositioning DIRTT.

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Ensuring the success of DIRTT and your investment requires a Board specifically constructed to seize opportunities. DIRTT’s Board has been strategically assembled to keep the momentum going. Each Board member is an industry-leader, and as a whole, they create a team with complementary, multi-disciplinary expertise and world-class capabilities. DIRTT has the right people at all levels who understand the business and vision for the Company, and are committed to its success.

•	Supporting a wholesale change of DIRTT’s methodically and strategically refreshed Board can fracture the Company, reversing the progress made to date.

22NW Attempts to Overtake the Entire Board with Slate of Directors and No Articulated Plan

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22NW is proposing to replace the entire Board without an articulated plan. In fact, 22NW has impeded the Company’s progress by pushing for a ‘stay-the-course’ strategy, which is completely misaligned with DIRTT’s Board and other major shareholders. Unlike typical proxy contests, this is one where the Board is seeking change and the activist has not articulated a plan.

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22NW’s nearly all-male slate has an insufficient understanding of DIRTT’s business and what it takes to lead a public company. To put the Company solely into the hands of largely untested directors at this critical time in DIRTT’s journey – or at any time – would be irresponsible and, based on the Board’s engagement with shareholders, is not desired.

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22NW launched its proxy fight at the expense of DIRTT’s shareholders. 22NW and its founder, Aron English, have already disclosed they will be claiming costs to reimburse themselves for their proxy fight.

DIRTT’s Continued Openness and Commitment to Shareholder Engagement and Value Creation; Expanding Board Size to Eight in Response to Shareholder Feedback

DIRTT welcomes constructive shareholder engagement and remains committed to working with all shareholders, including 22NW, to increase the Company’s value.

Consistent with this commitment, the Company had several meetings with Mr. English regarding his Board candidacy prior to his unfortunate launch of his proxy fight. In fact, on November 5 and 12, 2021, the Board informed Mr. English that, consistent to its approach with all shareholders interested in Board service, his candidacy would be considered in February 2022 as part of its normal course of review and director selection process; however, Mr. English was not prepared to participate in the Board’s regular and ongoing refreshment process and demanded a Board seat immediately with no conditions. Following the requisition, the Board again offered to speak with 22NW, reaching out on December 10, 2021, January 4, 2022, and January 7, 2022, including dates and times to meet. 22NW refused each offer.

Board representatives have also had calls or meetings with a significant number of shareholders – including those 22NW claimed to have support from. As noted in DIRTT’s January 14, 2022 press release, the Board questions the 50.4% support 22NW claims as the documents indicating such support were non-binding and some of them raised other questions as to their true meaning. Based on these conversations between shareholders and Board representatives, and as shareholders have learned more about the background of this unnecessary proxy fight, the Board does not believe that a majority of its shareholders will support a wholesale change of the Board.

However, based on the feedback received from large shareholders, including some Mr. English previously represented as supportive of the 22NW slate, and a desire to efficiently resolve this proxy fight in the interests of all shareholders, the Board is prepared to consider increasing its size to eight members and to include Mr. English and one other nominee from 22NW. This compromise would balance shareholder feedback for further Board refreshment while avoiding the risks associated with electing a wholly untested and unproven Board with no articulated agenda.

The Board has repeatedly tried to work with 22NW privately, to no avail, leaving us no choice but to announce this proposed compromise publicly. It is clear the only way for shareholders to achieve their preference of a Board that balances shareholder representation with the need for historical continuity at a pivotal time in the Company’s history is to vote FOR the directors on the BLUE proxy.

DIRTT thanks shareholders for their support and desire for a responsible, practical approach to Board refreshment. As repeatedly stated over the last few months, the Board remains open to engaging with 22NW, considering qualified nominees, and achieving a mutually agreeable resolution to the benefit of all shareholders.

The Choice is Clear: Vote BLUE FOR DIRTT’s Board

Change is well under way. Don’t stop DIRTT’s momentum. The best way to keep the momentum and to end this proxy fight is to vote the BLUE proxy FOR DIRTT’s Board. Please vote well in advance of the proxy voting deadline of Friday, April 22, 2022, at 10:00 a.m. (MDT).

If you have mistakenly voted on 22NW’s proxy and would like to change your vote, you may do so by voting on the BLUE proxy. This will revoke and replace the previous vote.

If you have questions or need help voting, contact Kingsdale Advisors at 1-866-851-2743 or at contactus@kingsdaleadvisors.com.

About DIRTT Environmental Solutions

DIRTT is a global leader in industrialized construction. Its system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the commercial, healthcare, education and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule and outcomes.

Headquartered in the US and Canada, DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT”.

Advisors

DIRTT has retained McMillan LLP as its legal advisor and Kingsdale Advisors as its strategic shareholder and communications advisor.

Important Additional Information Regarding Proxy Solicitation

DIRTT has filed a definitive proxy statement (the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Meeting. DIRTT, its directors and certain of its executive officers are participants in the solicitation of proxies from shareholders in respect of the Meeting. Information regarding the names of DIRTT’s directors and executive officers and their respective interests in DIRTT by security holdings or otherwise is set forth in DIRTT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on February 25, 2022, and the Definitive Proxy Statement, as filed with the SEC on March 24, 2022. To the extent holdings of such participants in DIRTT’s securities are not reported, or have changed since the amounts described, in the Definitive Proxy Statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of DIRTT’s Board for election at the Meeting are included in the Definitive Proxy Statement and accompanying BLUE proxy card. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ANY SUPPLEMENTS THERETO BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Definitive Proxy Statement and other relevant documents filed by DIRTT free of charge from the SEC’s website, www.sec.gov. DIRTT’s shareholders can also obtain, without charge, a copy of the Definitive Proxy Statement and other relevant filed documents by directing a request by mail to DIRTT Environmental Solutions Ltd., 7303 30th Street S.E., Calgary, Alberta, Canada T2C 1N6 or at ir@dirtt.com or from the investor relations section of DIRTT’s website, ww.dirtt.com/investors.

Special Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of applicable securities legislation, which reflects the Company’s current expectations regarding future events. In some cases, forward-looking information can be identified by such terms as “plans”, “anticipated”, “believe”, and “will”. Forward-looking information is based on a number of assumptions and is subject to a number of risks and uncertainties, many of which are beyond the Company’s control that could cause actual results and events to differ materially from those that are disclosed in or implied by such forward-looking information. The Company’s estimates, beliefs and assumptions, may prove to be incorrect. The risks and uncertainties that may affect forward-looking information include, but are not limited to, market conditions, the effect of the COVID-19 pandemic on the Company’s operations, business and financial results, and other factors discussed under “Risks Factors” in the Company’s management’s discussion and analysis in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC and applicable securities commissions or similar regulatory authorities in Canada on February 23, 2022, which is available on SEDAR (www.sedar.com) and on the SEC’s website (www.sec.gov). The Company does not undertake any obligation to update such forward-looking information, whether as a result of new information, future events or otherwise, except as expressly required by applicable law. This forward-looking information speaks only as of the date of this news release.

For more information, contact

Media:

Hyunjoo Kim,

Vice President of Strategic Communications and Marketing

416-867-2357

hkim@kingsdaleadvisors.com

Investors:

Kim MacEachern

Investor Relations, DIRTT

403-618-4539